Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

A Paradise Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, no par value, and one right to acquire one-eighth (1/8) of one Class A ordinary share	457(o)	23,000,000	$10.00	$230,000,000	$153.10 per $1,000,000	$35,213
	Equity	Class A ordinary share, no par value, included as part of the units	457(g)	23,000,000	-	-	$153.10 per $1,000,000	(3)
	Equity	Rights included as part of the units	457(g)	23,000,000	-	-	$153.10 per $1,000,000	(3)
	Equity	Class A ordinary share underlying the rights included as part of units	457(g)	2,875,000	$10.00	$28,750,000	$153.10 per $1,000,000	$4,401.63
	Total Offering Amounts					$258,750,000
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$39,614.63

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes Units, Class A ordinary share and rights underlying such Units, which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.